Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
                                                                  Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Announces Second Quarter Results and Declares Cash Dividend

SYRACUSE, N.Y. — July 22, 2009 — Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $9.2 million in the second quarter of 2009, a decrease of 18.9% compared to the $11.3 million reported for the second quarter of 2008.  Quarterly earnings per share of $0.28, were $0.09, or 24.3% below the $0.37 reported in the second quarter of 2008.  Second quarter 2009’s results included an additional $3.7 million of FDIC-insurance related assessments, or $0.09 per share, above the second quarter of 2008.  Excluding these additional assessments, earnings per share for the quarter were equal to the reported results from last year’s second quarter.  Cash earnings per share for the quarter (a non-GAAP measure which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.33, which is $0.05 per share, or 17.9% higher than GAAP-reported results.

“Our disciplined approach to challenging market conditions produced solid operating results for the second quarter of 2009,” said President and Chief Executive Officer Mark E. Tryniski.  “Earnings per share for the quarter were equal to those of the second quarter of 2008 (excluding the FDIC’s additional deposit insurance assessments) and most asset quality metrics, while already very strong, improved during the quarter.  Core deposits grew at a 14% pace, and we continued to deliver loan and core deposit growth in the Plattsburgh and other northern New York markets that comprise the 18 branch banking centers acquired from Citizens Financial in November 2008.”

Second quarter net interest income grew to $40.5 million, an increase of 14.3% above second quarter 2008, driven by an 8.2% increase in average loans, partially offset by a five basis-point reduction in net interest margin to 3.73%.  The Company’s lower margin was the result of its decision to remain in a very liquid position throughout the quarter, which included an average of $315 million of overnight cash equivalents, or 6.6% of interest earning assets, deployed at 26 basis points.  Continued disciplined deposit pricing resulted in a 69-basis point reduction in the total cost of funds, compared to the second quarter of 2008, but was offset by a 72-basis point decline in earning asset yields, including cash equivalents.

Second quarter non-interest income (excluding securities gains/losses) increased $2.9 million, or 16.6% over the same period last year.  Deposit service fees increased $1.4 million, with the growth derived from the branch acquisition, partially offset by modestly lower customer utilization of core depository services, in part due to generally lower consumer consumption.  Mortgage banking and other service revenues grew $1.0 million, reflective of solid secondary market mortgage activities in the quarter.  The Company’s employee benefits administration and consulting businesses posted an 11.2% increase in revenue over the second quarter 2008, primarily a result of the Alliance Benefit Group MidAtlantic (“ABG”) acquisition completed in July 2008.  Second quarter wealth management revenues decreased 2.4% from the second quarter of 2008, reflective of continued difficult market conditions.

Community Bank System, Inc.

Quarterly operating expenses (excluding acquisition expenses) of $47.3 million included an additional $3.7 million of FDIC-insurance assessments compared to the second quarter of 2008, or $0.09 per share.  Excluding the additional assessments, operating expenses increased 17.8% over the second quarter of 2008, and primarily reflected the operating costs of the ABG acquisition completed in July 2008 and the 18 branches purchased last November, as well as higher pension costs related to the unfavorable investment performance of underlying plan assets in 2008.

Financial Position

Average earning assets for the second quarter were $4.77 billion, up $75.2 million from the first quarter of 2009, and included a $35.3 million decline in loans from continued principal paydowns in the Company’s consumer mortgage portfolio, combined with its decision to sell $44 million of longer-term, lower rate mortgage originations in the quarter.  Business lending and consumer installment portfolio balances remained consistent with the end of the first quarter.  Average investment securities declined $49.7 million in the quarter, due to both planned and unscheduled cash flows, while cash equivalents increased $160.1 million, reflective of the remaining net liquidity generated from the Citizens’ branch acquisition and organic core deposit growth in the first half of 2009.  Compared to the second quarter 2008, average earning assets increased $599.1 million, comprised of loan growth of $235.9 million, and additional investment securities, including cash equivalents, of $363.2 million.  Average deposits for the second quarter were $3.85 billion, an increase of $79.8 million from the first quarter of 2009, and reflected meaningful organic growth in core deposits in the first half of 2009.  Average borrowings for the quarter of $858.7 million were consistent with the first quarter of 2009.  Average shareholders’ equity for the quarter of $550.1 million was consistent with the first quarter, and was $60.7 million above the second quarter of 2008, and included the $50 million in common equity (2.5 million shares) raised in October 2008, in support of the branch acquisition.

Mr. Tryniski added, “The Company’s results for the first six months of 2009 reflect our long-term commitment to a disciplined and balanced strategy for growth within our markets.  We have again produced solid results in our business lending portfolio, with year-to-date annualized growth of 5.5%, excluding planned reductions in our automotive dealer floor plan business.  We remain free of exposure to subprime or other higher-risk mortgage products within our real estate and investment portfolios, and our mortgage delinquency ratio of 1.50% remains significantly below the industry-wide ratio of over 8%.  On a year-to-date basis, our consumer real estate and installment lending portfolios have experienced modest balance declines and reflect the comparatively stable conditions prevalent in our primary markets.”

Asset Quality

The current quarter’s provision for loan losses of $2.0 million was $0.8 million lower than the first quarter of 2009, reflecting a lower and still historically favorable level of net charge-offs.  The ratio of loan loss allowance to total loans outstanding was 1.30% as of June 30, 2009, compared to 1.29% as of March 31, 2009, and 1.26% at the end of the fourth quarter of 2008.

Net charge-offs in the second quarter were $1.7 million, compared to $2.3 million in the first quarter of 2009, and $0.9 million in the second quarter of 2008.  The second quarter net charge-off ratio of 0.22% was lower than the 0.30% reported in the first quarter of 2009.

Nonperforming loans as a percentage of total loans at June 30, 2009 were 0.44%, down from 0.49% at the end of the first quarter, and up five basis points from the favorable 0.39% at the end of last year’s second quarter.  The delinquency ratio of 1.46% was up three basis points from the end of the fourth quarter of 2008, and up 33-basis points from June 2008, and remains below long-term historical levels.  Nonperforming assets to total assets declined two basis points to 0.29%, versus the 0.31% level reported at the end of the first quarter, and three basis points above the very favorable 0.26% ratio reported a year ago.  These stable asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Community Bank System, Inc.

Government Sponsored Programs

In November 2008, the Company announced that it had chosen not to apply for funds through the U.S. Treasury Department’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program (TARP).  As such, the Company has not, nor will it incur any charges associated with the repayment of such funds, including the write-off of capitalized issuance costs, and the negotiation and termination of highly dilutive warrants issued.  Mr. Tryniski commented, “We continue to believe that we have and will continue to generate sufficient capital to respond to the needs and organic growth opportunities in our marketplaces.”

Dividend and Share Repurchase Approval

The Company’s Board of Directors approved a quarterly dividend on its common stock of $0.22 per share, payable to shareholders of record as of September 15, 2009, on October 9, 2009, which represents an annualized yield of 5.9% based on the closing share price of $14.93 on July 21, 2009.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to continuing to provide consistent and favorable long-term returns to our shareholders.”

In addition, the Company’s Board of Directors also approved a share repurchase program of up to one million of the Company’s common shares through December 31, 2011.  The shares may be repurchased from time to time in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  The timing and extent of repurchases will depend on market conditions and other corporate considerations as determined in the Company’s discretion.

Conference Call Scheduled

Company management will conduct an investor call tomorrow (July 23, 2009) at 10:00 a.m. (ET) to discuss second quarter results.  The conference call can be accessed at 1-866-761-8674.  An audio recording will be available one hour after the call until September 30, 2009, and may be accessed at 1-888-284-7564 (access code 251309).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=60049.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.3 billion in assets and over 150 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-date
	June 30,		June 30,
	2009	2008	2009	2008
Earnings
Loan income	$46,134	$45,691	$92,925	$92,206
Investment income	15,821	15,379	32,129	32,015
Total interest income	61,955	61,070	125,054	124,221
Interest expense	21,441	25,630	44,354	53,183
Net interest income	40,514	35,440	80,700	71,038
Provision for loan losses	2,015	1,570	4,825	2,350
Net interest income after provision for loan losses	38,499	33,870	75,875	68,688
Deposit service fees	10,284	8,910	19,277	17,171
Mortgage banking and other services	1,499	539	3,822	1,134
Trust, investment and asset management fees	2,267	2,324	4,300	4,487
Benefit plan administration, consulting and actuarial fees	6,599	5,933	13,606	12,245
Investment securities gains and (losses), net	0	(57)	0	230
Total noninterest income	20,649	17,649	41,005	35,267
Salaries and employee benefits	23,154	19,772	46,022	40,158
Professional fees	990	715	2,057	1,823
Occupancy and equipment and furniture	5,704	5,189	11,925	10,762
Amortization of intangible assets	2,103	1,645	4,208	3,176
FDIC insurance and other regulatory assessments	4,284	464	5,876	764
Other	11,052	9,165	21,488	18,641
Acquisition expenses	196	5	308	5
Total operating expenses	47,483	36,955	91,884	75,329
Income before income taxes	11,665	14,564	24,996	28,626
Income taxes	2,510	3,277	5,376	6,441
Net income	$9,155	$11,287	$19,620	$22,185
Basic earnings per share(4)	$0.28	$0.38	$0.60	$0.74
Diluted earnings per share(4)	$0.28	$0.37	$0.60	$0.73
Diluted earnings per share-cash(1) (4)	$0.33	$0.42	$0.70	$0.82

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009		2008
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$46,134	$46,791	$47,896	$46,731	$45,691
Investment income	15,821	16,308	16,928	15,083	15,379
Total interest income	61,955	63,099	64,824	61,814	61,070
Interest expense	21,441	22,913	24,428	24,741	25,630
Net interest income	40,514	40,186	40,396	37,073	35,440
Provision for loan losses	2,015	2,810	2,395	1,985	1,570
Net interest income after provision for loan losses	38,499	37,376	38,001	35,088	33,870
Deposit service fees	10,284	8,993	9,400	9,044	8,910
Mortgage banking and other services	1,499	2,323	885	1,174	539
Trust, investment and asset management fees	2,267	2,033	1,927	2,234	2,324
Benefit plan administration, consulting and actuarial fees	6,599	7,007	6,612	6,931	5,933
Investment securities losses, net	0	0	0	0	(57)
Total noninterest income	20,649	20,356	18,824	19,383	17,649
Salaries and employee benefits	23,154	22,868	21,690	21,114	19,772
Professional fees	990	1,067	1,047	909	715
Occupancy and equipment and furniture	5,704	6,221	5,190	5,304	5,189
Amortization of intangible assets	2,103	2,105	2,003	1,727	1,645
FDIC insurance and other regulatory assessments	4,284	1,592	849	851	464
Goodwill impairment	0	0	1,745	0	0
Other	11,052	10,436	10,097	9,313	9,165
Acquisition expenses	196	112	1,356	38	5
Total operating expenses	47,483	44,401	43,977	39,256	36,955
Income before income taxes	11,665	13,331	12,848	15,215	14,564
Income taxes	2,510	2,866	879	3,429	3,277
Net income	$9,155	$10,465	$11,969	$11,786	$11,287
Basic earnings per share(4)	$0.28	$0.32	$0.37	$0.39	$0.38
Diluted earnings per share(4)	$0.28	$0.32	$0.36	$0.39	$0.37
Diluted earnings per share-cash (1) (4)	$0.33	$0.37	$0.46	$0.44	$0.42
Profitability
Return on assets	0.69%	0.81%	0.95%	1.00%	0.98%
Return on equity	6.67%	7.77%	8.96%	9.62%	9.27%
Cash return on equity	7.94%	9.04%	11.22%	10.84%	10.44%
Noninterest income/operating income (FTE) (2)	31.8%	31.5%	29.9%	32.3%	31.1%
Efficiency ratio (3)	65.6%	65.3%	64.4%	62.4%	62.1%
Components of Net Interest Margin (FTE)
Loan yield	5.97%	6.06%	6.20%	6.29%	6.43%
Cash equivalents yield	0.26%	0.25%	0.66%	2.18%	1.93%
Investment yield	5.75%	5.82%	5.87%	5.78%	5.94%
Earning asset yield	5.53%	5.79%	6.00%	6.13%	6.25%
Interest-bearing deposit rate	1.52%	1.76%	1.99%	2.21%	2.42%
Short-term borrowing rate	4.29%	4.19%	3.73%	3.87%	4.07%
Long-term borrowing rate	4.55%	4.65%	4.74%	4.72%	4.77%
Cost of all interest-bearing funds	2.13%	2.33%	2.53%	2.75%	2.92%
Cost of funds (includes DDA)	1.82%	2.00%	2.18%	2.36%	2.51%
Net interest margin (FTE)	3.73%	3.82%	3.86%	3.82%	3.78%
Fully tax-equivalent adjustment	$3,865	$4,025	$3,803	$3,645	$3,745

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009		2008
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$3,105,247	$3,140,524	$3,082,283	$2,963,504	$2,869,338
Cash equivalents	315,444	155,306	79,566	4,321	29,138
Taxable investment securities	793,909	842,496	853,306	766,581	750,820
Nontaxable investment securities	558,278	559,344	534,583	511,299	524,454
Total interest-earning assets	4,772,878	4,697,670	4,549,738	4,245,705	4,173,750
Total assets	5,313,274	5,235,252	5,035,398	4,712,423	4,639,946
Interest-bearing deposits	3,182,827	3,123,296	2,913,671	2,658,681	2,666,424
Short-term borrowings	593,533	477,184	478,875	477,139	420,392
Long-term borrowings	265,169	384,852	448,622	449,292	449,474
Total interest-bearing liabilities	4,041,529	3,985,332	3,841,168	3,585,112	3,536,290
Noninterest-bearing deposits	671,615	651,298	615,540	590,098	563,045
Shareholders' equity	$550,103	$546,132	$531,627	$487,249	$489,444
Balance Sheet Data
Cash and cash equivalents	$474,372	$350,670	$213,753	$103,595	$123,233
Investment securities	1,335,358	1,417,966	1,395,011	1,283,776	1,258,792
Loans:
Consumer mortgage	1,014,664	1,026,934	1,062,943	1,039,530	1,015,114
Business lending	1,078,500	1,078,593	1,058,846	1,028,400	1,011,137
Consumer installment	998,477	998,214	1,014,351	936,100	895,992
Total loans	3,091,641	3,103,741	3,136,140	3,004,030	2,922,243
Allowance for loan losses	40,330	40,053	39,575	37,413	37,128
Intangible assets	324,636	326,519	328,624	257,042	253,752
Other assets	151,310	165,890	140,599	155,489	136,891
Total assets	5,336,987	5,324,733	5,174,552	4,766,519	4,657,783
Deposits
Noninterest-bearing	697,612	667,452	638,558	581,379	584,752
Non-maturity interest-bearing	1,828,586	1,774,906	1,636,348	1,356,402	1,326,692
Time	1,338,225	1,419,807	1,425,906	1,288,612	1,335,904
Total deposits	3,864,423	3,862,165	3,700,812	3,226,393	3,247,348
Borrowings	756,649	756,854	760,558	901,659	772,646
Subordinated debt held by unconsolidated subsidiary trusts	101,987	101,981	101,975	101,969	101,963
Other liabilities	63,299	56,536	66,556	53,423	52,178
Total liabilities	4,786,358	4,777,536	4,629,901	4,283,444	4,174,135
Shareholders' equity	550,629	547,197	544,651	483,075	483,648
Total liabilities and shareholders' equity	$5,336,987	$5,324,733	$5,174,552	$4,766,519	$4,657,783
Capital
Tier 1 leverage ratio	7.13%	7.16%	7.22%	7.73%	7.75%
Tangible equity / net tangible assets	4.84%	4.74%	4.74%	5.31%	5.53%
Diluted weighted average common shares O/S(4)	32,767	32,818	32,710	30,254	30,257
Period end common shares outstanding	32,741	32,742	32,633	30,096	29,935
Cash dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.21
Book value	$16.82	$16.71	$16.69	$16.05	$16.16
Tangible book value	$7.43	$7.27	$7.06	$7.99	$8.16
Common stock price (end of period)	$14.56	$16.75	$24.39	$25.15	$20.62

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009		2008
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$13,189	$14,338	$12,126	$10,496	$11,080
Accruing loans 90+ days delinquent	543	947	553	1,018	370
Total nonperforming loans	13,732	15,285	12,679	11,514	11,450
Other real estate owned (OREO)	1,687	1,383	1,059	837	637
Total nonperforming assets	15,419	16,668	13,738	12,351	12,087
Net charge-offs	1,738	2,332	2,390	1,700	870
Loan loss allowance/loans outstanding	1.30%	1.29%	1.26%	1.25%	1.27%
Nonperforming loans/loans outstanding	0.44%	0.49%	0.40%	0.38%	0.39%
Loan loss allowance/nonperforming loans	294%	262%	312%	325%	324%
Net charge-offs/average loans	0.22%	0.30%	0.31%	0.23%	0.12%
Delinquent loans/ending loans	1.46%	1.33%	1.43%	1.26%	1.13%
Loan loss provision/net charge-offs	116%	120%	100%	117%	180%
Nonperforming assets/total assets	0.29%	0.31%	0.27%	0.26%	0.26%

(1) Cash earnings excludes the after-tax effect of amortization of intangible assets, goodwill impairment, and market value adjustment amortization on acquired loans and deposits.
(2) Excludes gain (loss) on investment securities.
(3) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities.
(4) Diluted weighted average common shares outstanding and earnings per share calculations haves been restated, as necessary, to comply with the provisions of FSP EITF 03-6-1.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.